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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                (Rule 13d - 102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS
                       THERETO FILED PURSUANT TO 13d-2(B)

                              (Amendment No. 4)(1)


                             Summit Bank Corporation
                             ------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                     866013
                                     ------
                                 (CUSIP Number)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                  Page 1 of 5
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                                  SCHEDULE 13G
                                                                     Page 2 of 5

CUSIP NO.  866013

================================================================================
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
               Daniel T. Huang
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Taiwan
--------------------------------------------------------------------------------
         NUMBER OF             5 SOLE VOTING POWER
          SHARES
       BENEFICIALLY
         OWNED BY                                     156,120
           EACH
         REPORTING
          PERSON
           WITH
                             ---------------------------------------------------
                               6 SHARED VOTING POWER                N/A

                             ---------------------------------------------------
                               7 SOLE DISPOSITIVE POWER         156,120

                             ---------------------------------------------------
                               8 SHARED DISPOSITIVE POWER           N/A

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       156,120
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

                          N/A
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                          8.1%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

                          IN
================================================================================




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                                  SCHEDULE 13G
                                                                     Page 3 of 5


ITEM 1(A).        NAME OF ISSUER:

                  Summit Bank Corporation

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  4360 Chamblee Dunwoody Rd.
                  Suite 300
                  Atlanta, GA   30341

ITEM 2(A).        NAME OF PERSON FILING:

                  Daniel T. Huang

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  6175 Northbelt Pkwy
                  Suite E
                  Norcross, GA   30071-2970

ITEM 2(C).        CITIZENSHIP:

                  Taiwan

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(E).        CUSIP NUMBER:
                  866013105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS:

                  N/A

ITEM 4.  OWNERSHIP AS OF DECEMBER 31, 2001:

         (a)      Amount beneficially owned:       156,120

         (b)      Percent of class:                    8.1%

         (c)      Number of shares as to which such person has

                  (i)      sole power to vote or direct the vote: 156,120

                  (ii)     shared power to vote or direct the vote: N/A

                  (iii) sole power to dispose or to direct the disposition of: 156,120

                  (iv)     shared power to dispose or direct the disposition of:
                           N/A



ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         N/A

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                                  SCHEDULE 13G
                                                                     Page 4 of 5


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF THE MEMBERS OF THE GROUP:

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         N/A

ITEM 10. CERTIFICATION:

         N/A


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                                  SCHEDULE 13G
                                                                     Page 5 of 5


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                  Date:             February 14, 2002
                                    --------------------------------------------

                  Signature:        /s/ Gary McClung, POA for Daniel T. Huang
                                    --------------------------------------------

                  Name:             Gary McClung, POA for Daniel T. Huang
                                    --------------------------------------------